Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-229464 on Form S-4 of our reports dated February 13, 2018, relating to the financial statements of Bristol-Myers Squibb Company, and the effectiveness of Bristol-Myers Squibb Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bristol-Myers Squibb Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 19, 2019